Dear Shareholder:

As we return our Company toward its pre-recession performance trends, I am pleased to report the results of operations of Tri-County Financial Corporation and its banking subsidiary, Community Bank of Tri-County (the “Bank”), for the three months ended March 31, 2010.  Net income available to common shareholders was $1,152,691 for the three months ended March 31, 2010, an increase of $594,584 compared to $558,107 for the same three months in 2009.  For the three months ended March 31, 2010, diluted earnings per common share were $0.38, compared to $0.19 for the three months ended March 31, 2009.  Total assets increased to $819,175,061, up $4,132,527, or 0.51%, from December 31, 2009.  The Company’s annualized returns on average assets and equity for the quarter ended March 31, 2010 were 0.67% and 7.85%, respectively, compared to 0.43% and 4.49%, respectively, for the same period in 2009.

The 107% increase in net income available to common shareholders was primarily due to an increase of $1,541,631 or 31.19%, in net interest income over the previous year.  The improvement in net interest income was sparked by the Company’s success in increasing its earning assets and core customer deposits.  The Company’s interest rate margin increased to 3.40% for the three months ended March 31, 2010 from 2.89% for the three months ended March 31, 2009.  The Bank is continuing its strategy of attracting more transactional accounts that typically carry a lower interest rate and produce more fee income than time deposits.  This growth in retail deposits has facilitated the replacement of wholesale funding sources and reduced our cost of funds.  Total deposits increased $21,612,021, or 3.37%, to $662,030,810 at March 31, 2010 from $640,418,789 at December 31, 2009.  Deposits increased $107,762,319 or 19.44% since March 31, 2009.  Long-term debt and short-term borrowings decreased by $17,840,660 or 20.10% from $88,750,160 at December 31, 2009 to $70,909,500 at March 31, 2010.

The Board and management continues to carefully monitor asset quality and the Bank’s portfolio of loans remains strong with 89.91% of its non-performing loans concentrated among four customers at March 31, 2010.  The provision for loan losses increased to $858,374 for the three months ended March 31, 2010 compared to $532,885 for the comparable period in the prior year.  This increase was a result of the Company’s continuing prudent evaluation of its loan portfolio during the recovery phase of this economic cycle.  The allowance for loan losses decreased $225,684 to $7,245,630 at March 31, 2010 from $7,471,314 at December 31, 2009.  Non-performing loans as a percentage of total loans improved to 2.29% at March 31, 2010 compared to 3.09% at December 31, 2009.

Non-interest income increased over the comparable period by $174,768 or 29.80%.  The Company’s non-interest expense increased by $424,247 or 11.12% from the comparable period in the prior year due to costs associated with the asset growth of the Bank, the rising cost of regulatory compliance and increasing FDIC assessments.

Common stockholders’ equity of $53,142,891 resulted in a book value of $17.82 per common share at March 31, 2010, an increase of $0.39 per share from December 31, 2009.  Throughout the financial crisis and its aftermath, we have adhered to our mission of exceeding the expectations of the Southern Maryland community and our sharp focus on relationship banking with local decision making capabilities.  On behalf of your Board of Directors and management, I look forward to our continued success in 2010 and the creation of additional shareholder value.  Your continued support and advocacy are vital to our success.